UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 28, 2010

Universal Travel Group
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51516 (Commission File Number)	90-0296536 (I.R.S. Employer Identification No.)

5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road, Nanshan District,
Shenzhen, PRC 518000
(Address of principal executive offices) (zip code)

86 755 836 68489
(Registrant’s telephone number, including area code)

               Not Applicable ..
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets
Item 3.02.              Unregistered Sales of Equity Securities

On June 28, 2010, our subsidiary, Shenzhen Universal Travel Agency Co. Ltd, executed an acquisition agreement (the “Kunming Agreement”) to acquire all the equity interest of Kunming Business Travel Agency Co., Ltd. ("Kunming Business Travel") with shareholders of Kunming Business Travel Tianyuan and another acquisition agreement  (the “Shanxi Agreement”) to acquire all the equity interest in Shanxi Jinyang Travel Agency Co., Ltd. ("Shanxi Jinyang") with shareholders of Shanxi Jinyang..

We had previously reported on a Current Report on Form 8-K on  May 6, 2010 that we had entered into a letter of intent to acquire Kunming Business Travel for approximately $5.7 million, 90% of which shall be paid in cash and 10% in shares of the Company's common stock.  We have completed the audit on Kunming Business Travel and there is no adjustment to the purchase consideration.  Pursuant to the Kunming Agreement, the purchase consideration is payable as follows:  (i) 10% of the purchase consideration is to be paid in shares of restricted common stock of the Company with a per stock price of $7.20, being the average closing price of the Company’s shares for the 15 days prior to the date of execution of the Agreement and amounting to 79,487 shares of restricted common stock within 90 days after the announcement of acquisition and to be circulated five years later ; (ii) 45 % or RMB 17.55  million (approximately $2.58  million) to be paid within 10 days of the agreement signing; (iii) 45% or RMB 17.55 million (approximately, $2.58  million) within 10 days of completion of the share exchange formalities with the local business authorities.

The shareholders of Kunming Business Travel have agreed to continue their service at Kunming Business Travel for the next five fiscal years and to accomplish certain projected financial goals.  In the event that they or Kunming Business Travel breach the Agreement, Shenzhen Universal Travel Agency Co. Ltd shall be entitled to terminate the Agreement and receive a full refund of the purchase consideration and up to $1 million in damages.

 We had previously reported on a Current Report on Form 8-K on  May 6, 2010 that we had entered into a letter of intent to acquire Shanxi Jinyang for approximately $2.3 million, 90% of which shall be paid in cash and 10% in shares of the Company's common stock. We have completed the audit on Shanxi Jinyang and there is no adjustment to the purchase consideration.  Pursuant to the Shanxi Agreement, the purchase consideration is payable as follows: (i) 10% of the purchase consideration is to be paid in shares of restricted common stock of the Company with a per stock price of $ 7.20, being the average closing price of the Company’s shares for the 15 days prior to the date of execution of the Agreement and amounting to 31,387 shares of restricted common stock within 90 days after the announcement of acquisition and to be circulated five years later ; (ii) 45% or RMB 6.93  million (approximately $1.02 million) to be paid within 10 days of the agreement signing; (iii) 45% or RMB 6.93 million (approximately, $1.02 million) within 10 days of completion of the share exchange formalities with the local business authorities.

The shareholders of Shanxi Jinyang have agreed to continue their service at Shanxi Jinyang for the next five fiscal years and to accomplish certain projected financial goals.  In the event that they or Shanxi Jinyang breach the Agreement, Shenzhen Universal Travel Agency Co. Ltd shall be entitled to terminate the Agreement and receive a full refund of the purchase consideration and up to $1 million in damages.

The issuance of shares of common stock pursuant to the Agreement will be exempt from registration in reliance upon Regulation S and Section 4(2) of the Securities Act of 1933, as amended.  Shareholders of Kunming Business Travel and Shanxi Jinyang non-U.S. persons, as defined in Rule 902(k) of Regulation S, In addition, our shares will be issued without registration under Section 5 of the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. Specifically, (1) we had determined that the they were knowledgeable and experienced in finance and business matters and thus they are able to evaluate the risks and merits of acquiring our securities; (2) they had advised us that they were able to bear the economic risk of purchasing our common stock; (3) we had provided them with access to the type of information normally provided in a prospectus; and (4) we did not use any form of public solicitation or general advertising in connection with the issuance of the shares.

The foregoing summary of the acquisition agreement is qualified in its entirety by reference to the actual acquisition agreement which is filed as Exhibits 10.1 and 10.2 hereto.

The information in this report, including Exhibits 10.1, 10.2 and 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and shall not be incorporated by reference in any registration statement or other document filed under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filings, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1 Acquisition Agreement dated June 28, 2010 between Kunming Business Travel Agency Co., Ltd, Liao Wei, Liao Qing, Wu Ling, Liu Hong and Shenzhen Universal Travel Agency Co. Ltd.

10.2 Acquisition Agreement dated June 28, 2010 between Shanxi Jinyang Travel Agency Co., Ltd, Yan Chengrong, Yan Hongxia and Shenzhen Universal Travel Agency Co. Ltd.

99.1 Press Release, June 30, 2010, issued by Universal Travel Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2010	UNIVERSAL TRAVEL GROUP

By: /s/ Jiangping Jiang
Jiangping Jiang
Chief Executive Officer